SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐ Preliminary proxy statement.

☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☐ Definitive proxy statement.

☒ Definitive additional materials.

☐ Soliciting material under Rule 14a-12.

CROWN CRAFTS, INC.

(Name of Registrant as Specified in its Charter)

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I
WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.
WYNNEFIELD CAPITAL MANAGEMENT, LLC
WYNNEFIELD CAPITAL, INC.
CHANNEL PARTNERSHIP II, L.P.
NELSON OBUS
JOSHUA H. LANDES

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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PRESS RELEASE
FOR IMMEDIATE RELEASE

CONTACT:
Eric Berman
Joseph Kuo
of Kekst and Company
212-521-4800

WYNNEFIELD WAIVES REIMBURSEMENT OF COSTS IN
CROWN CRAFTS PROXY CAMPAIGN

-- Wynnefield to Pay All Expenses for Its GOLD Card Proxy Campaign --

NEW YORK, NY, August 8, 2007 - The Wynnefield Group, the largest stockholder in Crown Crafts Inc. (NASDAQ: CRWS), announced today that it will decline any reimbursement for the costs of its proxy campaign to elect two independent directors to the Crown Crafts Board.

“Stockholders have too much at stake to be distracted from the real issues facing Crown Crafts. As a matter of principle - and as the largest stockholder in the Company for some years now - we are hereby waiving stockholders’ customary request for reimbursement of any fees or other expenses in this proxy campaign,” said Nelson Obus, managing partner of Wynnefield Capital and one of Wynnefield’s two director-nominees to the Board, along with Frederick Wasserman.

Obus concluded, “Stockholders want and need truly independent directors on this board to build value, and our support continues to grow - as validated by nearly all of the leading proxy voting advisory firms. We have dropped the customary reimbursement request, even as the current directors and management continue to have stockholders pay ALL of the solicitation costs for Messrs. Fox and Deyo, so that everyone can fully focus on the real issues of how this Company can best build value for its stockholders and how our nominees can help make that happen.”

Leading independent proxy voting advisory firms Institutional Shareholder Services (ISS), PROXY Governance (PGI) and Egan-Jones (E-J) have all recommended that stockholders vote Wynnefield’s GOLD card.

Further demonstrating his commitment to help build stockholder value, earlier this week Obus also committed to limit his own board compensation to a “dollar-a-year” - one dollar per year, plus travel expenses.

Obus’ board compensation contrasts markedly from that of current directors William Deyo and Steven Fox, who both receive full directors’ compensation. In addition, because of Mr. Fox’s dual role as a partner at the Company’s outside law firm and a director who serves on Board’s Compensation Committee, his law firm receives legal fees from the Company as compensation - the amount of which the Company still refuses to disclose.

The Wynnefield Group urges all Crown Crafts stockholders to follow the recommendations of ISS, PROXY Governance and Egan-Jones, and vote the GOLD proxy card.

IF STOCKHOLDERS HAVE ALREADY VOTED THE WHITE PROXY CARD AND WISH TO CHANGE THEIR VOTE, THEY HAVE EVERY LEGAL RIGHT TO DO SO. ONLY THE LATEST VOTE FROM A STOCKHOLDER WILL COUNT.

Any stockholders with questions about voting, changing their votes or other assistance in voting their GOLD proxy card, should please call MacKenzie Partners at (800) 322-2885.

The Annual Meeting of Crown Crafts Stockholders will be held on August 14, 2007 at 10:00 a.m. Central Daylight Time at the Company’s executive offices, located at 916 South Burnside Avenue, Third Floor, Gonzales, Louisiana 70737.

Permission to use quotations from the Egan-Jones report in this press release was neither sought nor obtained.

ADDITIONAL INFORMATION:

Shareholders are advised to read the Wynnefield Group's definitive proxy statement, which contains important information. Shareholders may obtain a free copy of the proxy statement and other documents filed by the Wynnefield Group with the SEC at the SEC’s Internet website at www.sec.gov. The proxy statement, a proxy card, and other documents may also be obtained free of charge from the Wynnefield Group's proxy solicitor or from the Wynnefield Group by request to:

Lawrence E. Dennedy Daniel M. Sullivan MacKenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 Phone: (800) 322-2885	or	Nelson Obus The Wynnefield Group 450 Seventh Avenue, Suite 509 Phone: (212) 760-0134

If you have lost your proxy card from the Wynnefield Group, or did not receive one, you may obtain another proxy statement and card by contacting MacKenzie Partners, Inc. or The Wynnefield Group at the phone numbers listed above.

ABOUT THE WYNNEFIELD GROUP:

The Wynnefield Group is Crown Crafts’ largest shareholder, holding 14.6% of the company’s outstanding common stock.  Wynnefield is a long-term investor in Crown Crafts, having first invested in the company more than eight years ago. The Wynnefield Group includes several affiliates of Wynnefield Capital, Inc. (WCI), a value investor specializing in U.S. small cap situations that have company- or industry-specific catalysts.  WCI was established in 1992. Its founding partners, Nelson Obus and Joshua Landes, held senior research and institutional equity positions at Lazard Freres & Co. during the 1980s, and the initial Wynnefield investors included many of their colleagues at Lazard. The fund has grown to approximately $450 million under management. Nelson Obus currently serves on the board of directors of Layne Christensen Company (NASDAQ: LAYN), serving on its audit committee and compensation committee.

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